COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
   IN DREYFUS VARIABLE INVESTMENT FUND, SMALL CAP
   PORTFOLIO AND THE RUSSELL 2000 INDEX
   EXHIBIT A:


                            DREYFUS VARIABLE
                            INVESTMENT FUND,
   PERIOD   RUSSELL 2000       SMALL CAP
              INDEX *          PORTFOLIO

   8/31/90         10,000             10,000
   12/31/90         9,569             10,210
   12/31/91        13,976             26,519
   12/31/92        16,548             45,422
   12/31/93        19,676             76,451
   12/31/94        19,319             82,376
   12/31/95        24,828            106,579
   12/31/96        28,923            124,263


   * Source: Lipper Analytical Services, Inc.